Exhibit 11.1
COMPUTATION RE: EARNINGS PER SHARE


                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

                                                                   Pro forma (1)
                                                           --------------------------------
                                                                Year Ended December 31,
                                                           --------------------------------
                                                             1997        1998         1999
                                                           --------    --------    --------
         Basic Earnings Per Share:
           Net Income                                      $  3,936    $ 10,278    $ 12,024
                                                           ========    ========    ========
           Weighted average number of common shares issued
           and outstanding                                   11,709      12,875      13,707
                                                           ========    ========    ========

           Basic earnings per share                        $   0.34    $   0.80    $   0.88

         Diluted Earnings Per Share
           Net Income                                      $  3,936    $ 10,278    $ 12,024
                                                           ========    ========    ========
           Weighted average number of common shares issued
           and outstanding                                   11,709      12,875      13,707
                                                           ========    ========    ========
           Common stock equivalents -
           Options for common stock                             526         589         530
                                                           --------    --------    --------

           Weighted average common stock equivalents         12,235      13,464      14,237

           Less treasury shares assumed to be repurchased      (167)       (198)       (186)

           Weighted average shares outstanding               12,068      13,266      14,051
                                                           ========    ========    ========

           Diluted earnings per share                      $   0.33    $   0.77    $   0.86
                                                           ========    ========    ========

(1) The pro forma number of shares reflected the (i) exchange by the Company of its common stock on a share-for-share basis for all of the outstanding common stock of the following companies affiliated through common ownership: Waste Enterprises, Inc., Waste Industries South, Inc., Waste Industries West, Inc., Waste Industries East, Inc., Kabco, Inc., Conway 378, Inc. and Amlease, Inc., in April 1996 (ii) stock dividend of non nonvoting common shares for each voting common share in 1995, and (iii) a 1-for-2.5 reverse stock split and the conversion of all nonvoting common shares to common shares in 1997.